UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                              (Amendment No. 1)*


                             Forstmann & Company, Inc.
                                (Name of Issuer)


                          Common Stock, $.001 par value
                         (Title of Class of Securities)


                                  346592702
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page  1  of  4  pages

Schedule 13G
CUSIP No. 346592702
Page  2  of  4  Pages

1   NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Harris Associates Investment Trust,
    Series Designated The Oakmark Fund        CIK 0000872323
    36-3764846

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)
    N/A                                                     / /
                                                          (b)
                                                            / /

3   SEC USE ONLY



4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Massachusetts

    NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH --

            5  SOLE VOTING POWER          None

            6  SHARED VOTING POWER        403,000

            7  SOLE DISPOSITIVE POWER     None

            8  SHARED DISPOSITIVE POWER   403,000

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    403,000

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    N/A

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    7.2%

12  TYPE OF REPORTING PERSON*

    IV

Page  2  of  4  Pages

Item 1(a)      Name of Issuer:

               Forstmann & Company, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices.

               1185 Avenue of the Americas
               New York, New York  10036

Item 2(a)      Name of Person Filing:

               Harris Associates Investment Trust,
               Series Designated The Oakmark Fund

Item 2(b)      Address of Principal Business Office:

               Two North LaSalle Street, Suite 500
               Chicago, Illinois  60602

Item 2(c)      Citizenship:

               The filing person is a Massachusetts business trust.

Item 2(d)      Title of Class of Securities:

               Common Stock, $.001 par value

Item 2(e)      CUSIP Number:

               346592702

Item 3         Type of Person:

                    (d) Investment company registered under section 8 of the Investment Company Act


Item 4         Ownership (at December 31, 1993):

                    (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                         403,000

                    (b)  Percent of class:

                         7.2%

                    (c)  Number of shares as to which such person has:

                          (i)    sole power to vote or to direct the vote:  none
                         (ii)    shared power to vote or to direct the vote:
                                 403,000
                        (iii) sole power to dispose or to direct the disposition of: none
                         (iv)    shared power to dispose or to direct
                                 disposition of:  403,000

Item 5         Ownership of Five Percent or Less of a Class:

               N/A

Item 6         Ownership of More than Five Percent on Behalf of Another Person:

               N/A

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
               Company:

               N/A

Item 8         Identification and Classification of Members of the Group:

               N/A

Item 9         Notice of Dissolution of Group:

               N/A

Item 10        Certification:

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Page  3  of  4  pages

                                   Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     February 10, 1994

                                 Harris Associates Investment Trust,
                                 Series Designated The Oakmark Fund


                                 By:/s/ Victor A. Morgenstern
                                        Victor A. Morgenstern
                                        President
Page  4  of  4  Pages

********************

END AMENDMENT 1

********************

ORIGINAL SCHEDULE 13G

********************

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                              (Amendment No.   )*


                             Forstmann & Company, Inc.
                                (Name of Issuer)


                          Common Stock, $.001 par value
                         (Title of Class of Securities)


                                  346592702
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement /X/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page  1  of  4  pages

Schedule 13G
CUSIP No. 346592702
Page  2  of  4  Pages

1   NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Harris Associates Investment Trust,
    Series Designated The Oakmark Fund
    36-3764846

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)
    N/A                                                     / /
                                                          (b)
                                                            / /

3   SEC USE ONLY



4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Massachusetts

    NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH --

            5  SOLE VOTING POWER          367,000

            6  SHARED VOTING POWER        None

            7  SOLE DISPOSITIVE POWER     367,000

            8  SHARED DISPOSITIVE POWER   None

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    367,000

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    N/A

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    6.57%

12  TYPE OF REPORTING PERSON*

    IV

Page  2  of  4  Pages

Item 1(a)      Name of Issuer:

               Forstmann & Company, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices.

               1185 Avenue of the Americas
               New York, New York  10036

Item 2(a)      Name of Person Filing:

               Harris Associates Investment Trust,
               Series Designated The Oakmark Fund

Item 2(b)      Address of Principal Business Office:

               Two North LaSalle Street, Suite 500
               Chicago, Illinois  60602

Item 2(c)      Citizenship:

               The filing person is a Massachusetts business trust.

Item 2(d)      Title of Class of Securities:

               Common Stock, $.001 par value

Item 2(e)      CUSIP Number:

               346592702

Item 3         Type of Person:

                    (d) Investment company registered under section 8 of the Investment Company Act


Item 4         Ownership (at December 31, 1992):

                    (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                         367,000

                    (b)  Percent of class:

                         6.57%

                    (c)  Number of shares as to which such person has:

                          (i)    sole power to vote or to direct the vote:
                                 367,000
                         (ii)    shared power to vote or to direct the vote:
                                 none
                        (iii) sole power to dispose or to direct the disposition of: none
                         (iv)    shared power to dispose or to direct
                                 disposition of:  367,000

Item 5         Ownership of Five Percent or Less of a Class:

               N/A

Item 6         Ownership of More than Five Percent on Behalf of Another Person:

               N/A

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
               Company:

               N/A

Item 8         Identification and Classification of Members of the Group:

               N/A

Item 9         Notice of Dissolution of Group:

               N/A

Item 10        Certification:

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Page  3  of  4  pages

                                   Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     February 12, 1993

                                 Harris Associates Investment Trust,
                                 Series Designated The Oakmark Fund


                                 By:/s/ Joseph E. Braucher
                                        Joseph E. Braucher
                                        Secretary and Treasurer
Page  4  of  4  Pages